EXHIBIT 10.18

                                January 14, 1994


Harris Webb & Garrison, Inc.
5599 San Felipe, Suite 301
Houston, Texas 77056

Dear Mr. Garrison:

      Whereas, Cowen & Company ("Cowen") hereby enters into a Clearing Agreement with Harris Webb & Garrison, Inc. (hereinafter "Introducing Broker", "you" or "your") and Introducing Broker and Cowen have agreed to the arrangements concerning the clearing services to be performed as shown herein;

      Therefore, from the date of this Agreement, we will execute and clear transactions on a fully disclosed basis for public customer and proprietary accounts introduced by you and accepted by Cowen, ("Introduced Accounts"), upon the terms and conditions hereinafter set forth. It is agreed and understood that all dealings between us are at all times subject to the rules and regulations of the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange ("ASE"), the National Association of Securities Dealers ("NASD") and any other exchange or association of which either of us is or may become a member, and of any governmental agencies to whose jurisdiction either of us may be subject.

      FIRST: (A) Commissions received from Introduced Accounts will be collected by Cowen & Co. Cowen will deduct its clearing charge (see Appendix I attached hereto and made a part hereof) from your gross commissions on a monthly basis. Clearing charges shall be calculated monthly for that month's business. The balance of such commissions, less any other charges or deductions provided for herein, shall be paid to Introducing Broker on the last Friday of the month.

      Cowen shall bill Introducing Broker for all exchange and occ transaction fees relating to the handling of transactions in listed Options, Equities, Bonds, Etc., for the accounts of Introducing Broker on the New York Stock Exchange, the American Stock Exchange or any other exchange.

      (B) Cowen reserves the right to refuse to clear trades for any reason whatsoever between Introducing Broker and any broker as to which Cowen shall notify the Introducing Broker. On all net transactions for which stamped comparisons have not been received from the other broker by the third business day following the transactions, Cowen will notify Introducing Broker and if said transactions are not compared by settlement date they will be handled pursuant to instructions from and for the account and risk of Introducing Broker. In addition, Introducing Broker agrees that all of its trading accounts will be paid in full by settlement date. Introducing Broker agrees to assume sole responsibility for any loss incurred by Cowen in transactions with firms with which it deals on a principal basis giving up Cowen for clearance.

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      SECOND: Introducing Broker hereby represents that it is a member in good standing of the exchanges and association shown in this paragraph SECOND and that its registration as a broker dealer is currently in effect. You have fulfilled all registration and other requirements of all states and the District of Columbia to the extent that such registration and other requirements are applicable to you. Introducing Broker agrees to indemnify and hold Cowen harmless from and against any losses, costs or expenses arising out of any failure of Introducing Broker to be properly registered. You have advised us of any arrangement you have made or expect to make with any other firm for the provision by such firm of clearing service for any of your Customer or Firm accounts. It is understood that to its approval under Rule 382.

      Memberships:  National Association of Securities Dealers, Inc.

      THIRD: (A) Interest profit earned on debit balances in Introduced Accounts will be proprietary to and fully retained by Cowen. Neither Introducing Broker nor its customers will receive interest credit for any credit balances which any Introduced Accounts may from time to time leave on deposit at Cowen. Introducing Broker will be charged interest at the Cowen Base Debit Interest Rate as defined below on any securities delivered to and paid for by Cowen which must be redelivered by draft, require transfer, have improper instructions or which for any reason other than Cowen's negligence, require Cowen to carry such securities, until delivery can be completed. In addition, you will pay the interest charges on regular loans or day loans in connection with any underwriting in which you participate as manager or syndicate member. The "Cowen Base Debit Interest Rate" as used in this Agreement shall mean the greater of
(i) the average broker's call money rate published in the Wall Street Journal each day or (ii) the daily average rate of interest paid to banks by Cowen & Co. for broker's call loans.

      (B) It is agreed that all expenses of the respective firms including telephone and communications shall be borne by the party incurring the same excepts as set forth in any and all supplements attached hereto. Cowen shall provide to Introducing Broker at Cowen's expense such forms and documents as are currently utilized by Cowen in the handling of Introduced Accounts which Cowen, in its reasonable judgement, believes will be necessary. Upon the request of Introducing Broker, prospectuses or disclosure documents including financial statements shall be provided by Cowen but the cost shall be borne by Introducing Broker.

      FOURTH: Cowen will confirm all purchases and sales to Introduced Accounts in writing with copies to you. Such confirmations shall bear our name with the legend "By Arrangement with: Introducing Broker" or shall bear Introducing Broker's name with the legend "Account Carried by Cowen & Company". You will receive daily summaries of security transactions effected by us for your account. Introduced Accounts will be provided with statements of account by us at such times and with such frequency as we provide such statements to our customers.

      FIFTH: (A) It is agreed that it will be the responsibility of Introducing Broker to obtain all necessary new account documentation required by Cowen and to verify the information obtained from the customer upon the opening of each Introduced Account. Cowen & Company's Account form will be used for this propose. It will be the responsibility of Introducing Broker to "know its customers" and to be fully aware of their investment objectives and Cowen shall have


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no responsibility in that respect. In accordance with Rule 405 of the NYSE and the NASD Rules of Fair Practice, an officer of the Introducing Broker will approve the opening of each account, and forward any required documentation to Cowen & Company on a timely basis.

      Accordingly, you hereby undertake to learn the essential facts and will make the necessary credit reference checks with respect to each Introduced Account and a general partner or Officer or other authorized employee of Introducing Broker will give an approval for the opening of each account. We are authorized to make such further inquiry or investigation as wer deem necessary before accepting a new account or continuing an account relationship. At the opening of each Introduced Account, you shall furnish us with all personal information, concerning the account in a format necessary to input into Cowen's computer system, and within a reasonable time after the opening of margin accounts and option accounts you shall also furnish us with executed Margin Agreements and/or Option Agreements on our forms. However, where any accounts may have been opened without Cowen having previously received a properly executed Margin and/or attempting to obtain the same shall not be deemed a waiver of our requirements. In addition, upon our request, you shall furnish Cowen with any other executed documents and/or agreements executed by your customers, on our regularly used forms and which maybe required by us in connection with our opening, operating or maintaining the accounts of your customers. Introducing Broker warrants that Introduced Accounts shall not be minors or come under any prohibition referred to in Rule 407 of the NYSE.

      (B) For accounts subject to Rule 407 of the NYSE the Introducing Broker shall also be responsible for the supervision of any Introduced Accounts which are for the employees or officers of member organizations, self-regulatory organizations or other financial institutions. The Introducing Broker will also be responsible for identifying these accounts to Cowen & Company so that duplicate confirmations can be sent by Cowen & Company to the employer.

      (C) It is agreed that the Introducing Broker shall be solely responsible for the handling and supervision of the Introduced Accounts except as may be otherwise set forth hereunder and for furnishing of investment advice, if any, to all Introduced Accounts.

      (D) Cowen shall maintain stock records and will be responsible for all regulatory filings other than those specifically required of introducing firms or which specifically are required of Introducing Broker based on its style of business or otherwise. In addition, all documentation and agreements will be maintained on file by Cowen with Introducing Broker having access to that documentation when requested. It is agreed that the Introducing Broker will maintain on file copies of all documentation forwarded to Cowen.

      SIXTH: (A) you are solely responsible for the supervisory review of any Introduced Accounts over which your partners or employees have discretionary authority as required by the various regulatory bodies and, regarding discretionary orders, by Rule 408 of the NYSE. You will furnish us with properly executed power of attorney forms for discretionary accounts handled by you or any other third parties of Introduced Accounts. Introducing Broker hereby agrees to indemnify and hold Cowen harmless against all losses, costs, or expenses, including reasonable attorneys' fees suffered or incurred by us directly or indirectly as a result of any liabilities or claims arising from the exercise by Introducing Broker, its partner or employees, or other third parties, of discretionary authority over Introduced Accounts.

      (B) Introducing Broker hereby warrants that any orders or instructions given by Introducing Broker, its partners or employees, shall have been fully and properly authorized and that the execution of such orders shall not be in violation of the Securities Act of 1933 or the Securities Exchange Act of 1934 or any rules or regulations of any securities exchange or other regulatory agency applicable to such transactions; and Introducing Broker hereby agrees to indemnify and hold Cowen harmless against all losses, costs or expenses, including reasonable attorneys' fees, suffered or incurred by us directly in indirectly, as a result of any breach of Introducing Broker's said warranty.

      (C) It shall be the responsibility of the Introducing Broker to review orders of Introduced Accounts and to properly accept or reject them. The Introducing Broker will also be responsible for the proper transmission of all orders to Cowen through the established wire service or telephone to Cowen, as the case may be. Cowen will be responsible for the review of these orders for completeness only, prior to their execution, which it shall handle. Cowen will be responsible for any errors in the execution of orders which have been properly transmitted by the Introducing Broker. Cowen will also be responsible for the settlement of these orders, except if failure to settle is due to an omission on the part of the customer, in which case it will be the responsibility of the Introducing Broker to seek performance from the customer. Introducing Broker must notify Cowen in writing within three days of errors in execution of any order. Cowen's liability for any such errors in execution shall expire thereafter.

      SEVENTH: (A) The receipt of funds and securities from customers shall be the responsibility of the Introducing Broker which shall forward the same to Cowen for clearance and settlement. Cowen shall be responsible for the handling of tender offers, rights and warrants, redemptions, proxy notices and the payment of dividends and interest. The Introducing Broker shall be responsible for obtaining the necessary documentation for the actual clearing and transfer of restricted securities and for any cost, liability, loss or expense incurred by Cowen as a result of the failure of such securities to clear and transfer unless such failure is due to the act or omission of Cowen. Upon proper delivery of securities to Cowen by the Introducing Broker, Cowen will be responsible for the transfer of securities and will also handle the transfer of accounts upon receipt of customer's properly executed instructions.

      (B) The party having physical control over particular funds and securities shall be responsible for their safekeeping.

      EIGHTH: Introducing Broker agrees to indemnify and hold Cowen harmless against any losses brought about by the default in payment of funds or delivery of securities to you from any Introduced Accounts and to pay all costs or expenses, including reasonable attorneys' fees, suffered or incurred by us directly or indirectly in connection with any such funds or securities due us. You shall be responsible for our guarantee of signatures of Introduced Accounts except in those instances where Cowen or its employees have been grossly negligent in the guarantee of signatures. Introducing Broker shall promptly give Cowen written notice of any customer


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grievance or complaint, threat of action or commencement of litigation against
Introducing Broker involving any Introduced Account(s). All customer inquiries and complaints shall be initially handled by Introducing Broker which will document the same and promptly deliver copies thereof to Cowen. Separate customer complaint files shall be maintained by both parties.

      NINTH: In Introduced Accounts other than margin accounts you shall be responsible for purchases for customers until actual and complete payment therefore has been received by us, and in the case of checks representing such payment received by us, you shall be responsible until they have been paid and the proceeds actually received and credited to us by our bank. We agree to use due diligence in depositing such checks promptly. You shall be responsible for sales until acceptable deliveries to us of the securities involved; and you also agree that all securities sold by you or your customers will be delivered to Cowen by settlement date. You shall arrange for timely settlement of "delivery versus payment" transactions in accordance with NYSE Rule 387 or such other rules and procedures as may be directed by the NYSE, ASE, or NASD. You shall obtain your customer's agreement to accept "partial" deliveries and to abide by other clearance agreements as may be directed by NYSE, ASE, or the NASD.

      We may, at our option, charge interest at 1% above the Cowen Base Debit Interest Rate for late payments or deliveries. We reserve the right to give prior oral and/or written notice to you and to any Introduced Account of a failure to make timely settlement and our intention to take remedial action.

      In the case of the purchase or sale of securities "when issued" or where distribution or delivery is otherwise delayed in an Introduced Account other than a margin account, you shall be responsible for the transactions until necessary and satisfactory margin has been received by us for checks representing such margin until they have been paid and the proceeds actually received and credited to us by the bank.

      TENTH: We shall not be required to endorse any "put" or "call" for any Introduced Account unless the then condition of the account is satisfactory to us. Introducing Broker will pay to Cowen all commissions paid to it by option brokers on conventional options. Cowen reserves the right to refuse to carry option positions which in its sole opinion show either undue concentration or extraordinary risk.

      ELEVENTH: In all Introduced Accounts which are margin accounts you shall be responsible for initial margin in the initial transaction until such initial margin have been received by us in acceptable form and to meet maintenance calls. We shall be responsible for the maintenance of adequate and proper margin in any Introduced Account which is a margin account and for compliance with regulation T. It is understood that customers of margin maintenance as established by Cowen. We shall review and call the margin in Introduced Accounts with the same regularity and in the same manner as we review and call those of our own customers. We shall endeavor to notify you in advance of all margin calls and shall provide you with copies of all such calls. In the event that adequate margin is not deposited in any Introduced Account in order to bring the account up to the minimum applicable regulatory requirements or house requirements, you will, upon our demand, notify your customer to immediately provide us with adequate


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protection either in cash or securities. In the event that satisfactory margin is not provided within the time specified by us, we shall be at liberty to take such action as we may in our judgement deem best. If such action is delayed by your firm, any loss resulting from such delay shall be at your risk and expense. We reserve the right to refuse any transaction in any Introduced Account which is a margin account history of such Account will not justify the risk of executing such new transaction before actual receipt of the necessary margin therefore.

      Notwithstanding the foregoing, if through the action of the SEC, a court of competent jurisdiction or any regulatory body, trading is halted in securities held by accounts introduced by you, the loss suffered as a result shall be borne by the Introducing Broker.

      TWELFTH: We shall have no liability to you arising out of this Agreement or otherwise except for:

            (A) Breach of the express terms of this Agreement; or

            (B) Negligent, reckless, willful or intentional acts or violations of applicable law by us.

      THIRTEENTH: (A) It is mutually agreed that this agreement shall effective as of the date appearing on page One hereof and shall continue for a period of one year and for additional one-year periods thereafter; provided, however, that this agreement may be terminated at any time by either party upon sixty (60) days written notice. This Agreement shall terminate immediately in the event (i) you are no longer registered with the Securities and Exchange Commission, or
(ii) you cease to be a member of the NASD, or (iii) you are suspended from membership in any national securities exchange of which you are or hereafter become a member. In the event that Introducing Broker terminates this Agreement and such termination requires a system deconversion of accounts and balances, Cowen reserves the right to charge the Introducing Broker an applicable fee which shall not release either of us from liability to the other as provided herein relating to business transacted prior to such termination.

      (B) You agree to deposit with us $50,000.00 as a good faith deposit ("Deposit"). Cowen may deduct the following from such Deposit: (i) claims against Introducing Broker or any of its customers which are not resolved within three (3) days of presentment to Introducing Broker, or (ii) any loss or expense suffered by Cowen for which it is entitled to be indemnified under this Agreement as to which Introducing Broker has failed to indemnify Cowen within three (3) days of being requested to do so and (iii) any applicable fee to a system deconversion as contemplated in paragraph THIRTEENTH (A). Cowen may also make such charges against any payments due to Introducing Broker pursuant to Paragraph FIRST hereof. In the event any charges is made against the Deposit, Introducing Broker shall promptly deposit additional funds with Cowen to restore the Deposit to the original amount. Cowen reserves the right to require an increase in the amount of the Deposit at any time upon ten (10) days' prior written notice, provided, however, for good cause in Cowen's sole discretion, Cowen may request an increase in the amount of the Deposit on one (1) days' prior written notice.

      Cowen agrees to pay interest on the Deposit at the Cowen Base Credit Interest Rate prorated monthly. As used in this Agreement, Cowen Base Credit Interest Rate" shall mean Cowen's daily average cost of funds derived from (i) banks, (ii) other broker-dealers and (iii) other sources that Cowen may from time to time and in its sole discretion include in calculating it cost of funds.

      (c) Introducing Broker shall obtain a Stockbroker's Blanket Bond or a Financial Institution Bond or a Financial Institution Bond (the "Bond") in an amount not less than $250,000.00. The Bond shall be effective no later than the date on which Introducing Broker effects the first trade hereunder. Within thirty (30) days of the date hereof Introducing Broker shall provide Cowen with written evidence acceptable to Cowen demonstrating the coverage provided thereby. Thereafter, such evidence shall be provided on an annual basis not later than November 30 of each year.

      FOURTEENTH: Cowen and Introducing Broker hereby warrant that as of the date of this Agreement and until any termination hereof, their net capital shall at all times exceed the requirement of Rule 15c3-1 under the Securities Exchange Act of 1934 and the applicable requirements of the New York Stock Exchange or the NASD. You hereby agree to provide us with a statement of financial condition of a date within 30 days prior to the date of this Agreement and copies of such additional financial statements as are to be filed with regulatory bodies including but not limited to all FOCUS Reports, at the time of filing therewith. In any event, you agree to provide us with financial statements at least once each calendar quarter and you agree to make available to us any additional financial information we may request.

      FIFTEENTH: Errors, misunderstandings or controversies, except those specifically otherwise covered in this Agreement, between customers and Introducing Broker and Introducing Broker or its employees or agents, and/or Cowen or its employees or agents, which shall not arise in whole or in part out of the acts or omissions of Cowen or its employees or agents, shall be the responsibility and liability of Introducing Broker and are to be adjusted accordingly. If any such error, misunderstanding or controversy shall result in the bringing of an action or a proceeding against Cowen, we will notify Introducing Broker, and if Cowen so requires, Introducing Broker agrees at its own cost and expense to defend any action or proceeding brought against Cowen by reason thereof, or Cowen may defend such action or proceeding, but in either event Introducing Broker shall indemnify and hold Cowen harmless from any loss, liability, damage and expense, including attorneys' fees (including but not limited to those incurred by Cowen in utilizing its in-house counsel), which Cowen may incur or sustain in connection therewith or under any settlement thereof and Introducing Broker shall satisfy of record any arbitration awards or final judgements rendered in such action or proceeding. It is the intention of the parties that Cowen shall be fully indemnified by Introducing Broker hereunder provided that Cowen shall not have acted negligently, recklessly, or fraudulently in connection with the matter (s) which are the subject of such action or proceeding.

SIXTEENTH: Notwithstanding anything in this Agreement to the contrary, Cowen may refuse on prompt notice to Introducing Broker, to accept or to effect any transaction, which, at its sole discretion, Cowen believes will be contrary to its obligations under law or regulations thereunder, or the regulations of the New York Stock Exchange, or any other exchange of which it is a member, or of the NASD or which, at its sole discretion, Cowen believes will or may subject it to undue risk or create undue concentration in any security. Cowen may also elect in its sole discretion to refuse to carry any particular account (s) or position (s) introduced by Introducing Broker, whether or not Cowen has previously accepted or agreed to accept such account (s).

      SEVENTEENTH: It is agreed and understood that any controversy arising between us in connection with this agreement which cannot be adjusted to our satisfaction shall be submitted to arbitration and determination only before the New York Stock Exchange or the National Association of Securities Dealers, Inc. as Cowen may elect.

      EIGHTEENTH: Introducing Broker will send a notice to all of the Introducing Broker's customers whose accounts are initially delivered to Cowen, advising those customers of the existence of this agreement and our respective responsibilities hereunder. Thereafter, Cowen shall send a notice to all new accounts advising them of the existence of this agreement and the respective responsibilities hereunder.

      NINETEENTH: Cowen has obtained approval of the form of this Agreement from the NYSE under Rule 382. The parties agree to amend this Agreement in the event the NYSE requires amendment or the duties of the parties hereto change materially.

      TWENTIETH: It is agreed that no change will be made in this Agreement without the consent of both parties. However, rates for services to be provided by Cowen shall be reviewed on a regular basis, with adjustments made to reflect changes in the cost of providing such service. Any price change shall take place only after 30 days' written notice.

      TWENTY-FIRST: Introducing Broker shall be responsible of providing the disclosure documents provided to it by Cowen to each Introduced Account when and as required to do so by applicable law, rules or regulations. Where additional mailing are required due to revisions of the original documents Cowen will at its option, either (i) provide the Account Information to Introducing Broker or
(ii) handle the mailing at the expense of Introducing Broker. Such disclosure documents shall include, without limiting the generality of the foregoing sentence, risk disclosure documents required when opening an option account, and credit disclosure when opening a margin account. Introducing Broker hereby agrees to indemnify and hold Cowen harmless from and against any and all loss, liability, damage and expense, including attorneys' fees, which Cowen may incur or sustain as a result of the failure of Introducing Broker to provide such documents to Introduced Accounts.

      Introducing Broker agrees that a principal of the firm is/will become registered as a Registered Option Principal at lease five days prior to placing any option orders or otherwise engaging in any options activity.

      Introducing Broker agrees that it takes full responsibility for suitability of its customers to trade on margin or in options and for approval of its customers to trade options in particular strategies, and agrees to indemnify Cowen for any failure by the Introducing Broker to properly approve such customers or to obtain and supply accurate and complete information with respect to such clients.

      Introducing Broker agrees that prior to allowing any customer to trade in options, the customer will previously have been supplied with the Risk Disclosure Document "Characteristics and Risks of Standardized Options" and that a new option account form will have been satisfactorily filled out and approved by a Registered Option Principal of the Introducing Broker.

      Introducing Broker's branches shall maintain a log of all customer option related complaints as well as a central file at its principal office.

      The Introducing Broker agrees to take full responsibility for communications on options between itself and clients. All advertisements, letters, research material and options strategies shall adhere to guidelines published by the appropriate Self Regulatory Organizations.

      TWENTY-SECOND: You agree that without our prior written consent, you will not hire or engage in negotiations with a view to hiring any person who is or within the 12 months immediately preceding your hiring or commencement of negotiations has been employed by us. We agree that without your prior written consent, we will not hire or enter into negotiations with a view preceding your hiring or commencement of negotiations has been employed by you.

      TWENTY-THIRD: Cowen and Introducing Broker shall each make available to the other such information and documentation concerning its operation procedures as shall be necessary or appropriate for the performance of the other party's obligations under the Clearing Agreement.


APPROVED:                                 ACCEPTED AND AGREED TO:

COWEN & COMPANY                           HARRIS WEBB & GARRISON, INC.
BY: COWEN INCORPORATED
    GENERAL PARTNER


BY: __________________________            BY: __________________________
     Antonio Pinto                             Robert E. Garrison, II
     Managing Director                         Principal



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                                    ADDENDUM

      WHEREAS, the undersigned are parties to a clearing agreement ("the Clearing Agreement") which they wish to clarify and amend in certain respects;

      NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration each to the other, the receipt of which is hereby acknowledged, the parties intending to be bound, hereby agree as follows:

      INTRODUCED ACCOUNTS

      1. It shall be the responsibility of Introducing Broker to obtain all account agreements and documentation necessary, required or appropriate for the proper maintenance of the Introduced Accounts, including, without limitation, Account, Margin and Option Agreements, discretionary authorizations, corporate resolutions, trust documents, wills and similar agreements and documents. Introducing Broker shall forward the originally signed copies of the Account, Margin and Option Agreements to Cowen's New Accounts Department. All other documentation necessary or appropriate for the maintenance of the Introduced Accounts shall be retained by the Introducing Broker and shall not be forwarded to Cowen unless and until specific request is made therefor. Introducing Broker agrees that it shall make any or all such additional documentation available to Cowen upon Cowen's reasonable request therefor, and such agreement shall survive any termination of the Clearing Agreement. Anything herein to communicate with any Introduced Account directly in order to obtain any necessary or appropriate documentation, but exercise of such right by Cowen shall not affect Introducing Broker's obligations hereunder. Introducing Broker hereby agrees to indemnify and hold Cowen harmless from expenses (including reasonable attorneys' fees and expenses) arising out of or relating to the failure of Introducing Broker to obtain or maintain such necessary, required or appropriate agreements and documentation.

      2. Introducing Broker shall provide Cowen with such new account information as shall be required by Cowen to fulfill its service obligations under the Clearing Agreement. Except for accounts opened by tape-to-tape conversion, such information shall be provided through Cowen's computer system if direct input is available to Introducing Broker. If direct input is not so available to Introducing Broker. If direct input is not so either case (but not with respect to accounts opened by tape-to-tape conversion), Introducing Broker shall provide Cowen with a hardcopy new account for on forms provided by Cowen. Introducing Broker shall be fully responsible for providing proper addresses for the Introduced Accounts and agrees that Cowen may rely for all purposes on such addresses as are provided to it by Introducing Broker.

      3. It shall be the sole responsibility of Introducing Broker to determine that all orders or instructions given with respect to any Introduced Account have been properly authorized and are withing the legal capacity of its customer. Introducing Broker hereby agrees to indemnify and hold Cowen harmless from and against any and all claims, cost, liabilities, losses and expenses (including attorneys' fees and expenses) arising out of or relating to the execution of any transactions for any Introduced Account which were unauthorized or beyond the legal capacity of


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its customers.

      4. It is the sole responsibility of the Introducing Broker to "know its customers" and to properly supervise its own employees and the Introduced Accounts. Although Cowen may prepare or possess certain surveillance records fo r its own benefit or purposes which may include data relating to the Introduced Accounts, or may prepare or possess compliance or surveillance records for use by Introducing Broker, Introducing Broker acknowledges and agrees that the preparation or possession of such materials or of any ne account documentation shall not place any obligation on Cowen to review any such document nor to know its contents.

      CHECKWRITING PRIVILEGES

      5. For the sole purpose of disbursing customer funds as directed by its customers, Introducing Broker is hereby authorized to sign checks on bank accounts maintained by Cowen for such purpose, PROVIDED, HOWEVER, that Introducing Broker had received specific approval from Margin for each check to be issued prior to its execution. Introducing Broker's authority to sign such checks is limited to the amount of $50,000.00 per check.

      6. Introducing Broker agrees to indemnify and hold Cowen harmless from any claims, cost, liabilities or expenses (including reasonable attorneys' fees and expenses) arising out of or relating to the use of such account (s) and/or the execution of checks drawn thereon by or on behalf of the Introducing Broker, its officers, directors, partners, employees or agents.

      NET CAPITAL REQUIREMENTS

      7. Introducing Broker intends to qualify under the net capital requirements applicable to introducing firms under Paragraph (a) (2) (iv) of the SEC's Rule 15c3-1 as amended in SEC Release No. 34-31511 (the "Release"). Cowen and Introducing Broker hereby agree and acknowledge that, as required by the Release, and solely for the purposes of the Securities Investor Protection Act and the SEC's financial responsibility rules, the Introduced Accounts are customers of Cowen and not Introducing Broker's customers. Except as expressly provided herein, in all respects the obligations of each of Introducing Broker and Cowen under the Clearing Agreement with respect to the Introduced Accounts shall be unaffected by the terms of this Paragraph. Without limiting in any way the generality of the foregoing, the terms of this Paragraph 7 shall not affect Introducing Broker's obligation to "know its customers" and to supervise fully its own employees and the Introduced Accounts and the suitability of transactions therein.

      ACT RULES

      8. Introducing Broker warrants and represents that it shall, at all times, company with all applicable requirements of the Rules of Practice and Procedure for the Automated Confirmation
Transaction Service ("ACT Rules").

      9. Introducing Broker acknowledges and agrees that Cowen shall have the right, in its sole discretion, to establish a "Gross Dollar Threshold" (as that term defined in the ACT Rules)

("Threshold") applicable to Introducing Broker, and to raise or lower such Threshold at any time and from time to time.

      10. Introducing Broker agrees to indemnify and hold Cowen harmless from and against any and all losses, errors, claims, expenses, actions and liabilities which arise from or relate to use of the ACT Service, including but not limited to those arising from or related to the failure of Introducing Broker to effect transactions in accordance with any Threshold established by Cowen and those arising from the establishment, increase or decrease of any such Threshold, unless due to Cowen's gross negligence or willful misconduct.

      11. Introducing Broker acknowledges and agrees that Cowen has the right to immediately and unilaterally terminate the Clearing Agreement in the event that Introducing Broker exceeds the Threshold established from time to time by Cowen under the ACT Rules.

      12. Introducing Broker agrees that it will, at all times, assign to each office where it effects or facilitates transactions through the ACT Service, an adequate number of employees who have been trained by the NASD to enter transactions be maintained in each such office during business hours. Introducing Broker shall indemnify Cowen from and against any losses, expenses or damages resulting from its failure to maintain such personnel.

      13, Introducing Broker further agrees to release and discharge Cowen from responsibility or liability for any loss or damage, including but not limited to any direct, incidental, special or consequential damages such as lost profits or other economic losses ("Damages") sustained by Introducing Broker or in any customer or house account resulting fro any act omission of Cowen in connection with use of the ACT Service, including but not limited to establishment or modification of a Threshold, other than Damages directly caused by Cowen's willful misconduct or fraud.

      GOOD FAITH DEPOSIT

      14. The provisions of Paragraph Thirteenth of the Clearing Agreement notwithstanding, Cowen may, at any time and in its sole discretion, increase Introducing Broker's good faith deposit requirement. Such increase shall be effective upon receipt of demand fro Cowen, which demand may be oral or in writing, and Introducing Broker agrees to make such additional good faith deposit within twenty four (24) hours of receiving such demand. Failure by Introducing Broker to make such additional deposit within such period shall be grounds for immediate termination of the Clearing Agreement, which termination shall be within Cowen's sole discretion.

      GENERAL

      15. Except as amended hereby, the Clearing Agreement shall remain in full force and effect. To the extent that any provision hereof is inconsistent with any provision of the Clearing Agreement, the provisions hereof shall control. Except herein shall have the same meaning as set forth in the Clearing Agreement.

      16. Paragraph heading used herein are for convenience only and shall not affect the meaning or interpretation of any provision hereof.


New York, New York
January 14, 1994

AGREED AND ACCEPTED                       COWEN & COMPANY
HARRIS WEBB & GARRISON                    BY: COWEN INCORPORATED


BY: _____________________________         BY: _____________________________
      ROBERT E. GARRISON                        ANTONIO PINTO
                                                MANAGING DIRECTOR


ADDENDUM.NEW

                        AMENDMENT TO CLEARING AGREEMENT


      AGREEMENT made as of the 19th day of January, 1994 between Cowen & Co. ("Cowen"), having its principal office at Financial Square, New York, NY 10005, and Harris, Webb & Garrison, Inc. ("Introducing Broker"), having its principal office at 5599 San Felipe, Suite 301, Houston, Texas 77056.

                              W I T N E S E T H :

      WHEREAS, Cowen and Introducing Broker are parties to a Clearing Agreement dated January 19, 1994, as amended (the "Clearing Agreement"); and

      WHEREAS, Cowen has developed and is making available to correspondent brokers a quotation and information services system which Cowen has named the CowenQuote System; and

      WHEREAS, Cowen has obtained a license from American Real Time Systems, Inc. ("ARTS"), a subsidiary of Reuters (America) Inc. ("Reuters"), to use, and to sublicense the use of, certain ARTS software and associated documentation in the CowenQuote System; and

      WHEREAS, Cowen has contracted with Reuters to use and display in the CowenQuote System certain data and information services provided by Reuters, as well as the right to disseminate such information to correspondent brokers, offices located in the United States; and

      WHEREAS, Cowen and Introducing Broker wish to amend the Clearing Agreement to grant to Introducing Broker a sublicense to use the CowenQuote System on the terms and conditions set forth herein,

      NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be bound, hereby agree as follows:

1.    DEFINITIONS

      1.1 "Service" means the CowenQuote System. The Service is described in Exhibit A attached hereto, which is made a part hereof.

      1.2 "Hardware" means all devices used in the transmission, receipt, display and use of the Service, including but not limited to termservers, hub units, monochrome terminals, workstations, printers, brouters, Franklin switches and modems, all of which shall be provided by or through Cowen.

2.    SUBLICENSE

      Subject to the terms and conditions hereof, Cowen hereby grants Introducing Broker a non- exclusive, non-transferable sublicense to use the Service solely for Introducing Broker's retail securities business and/or market-making operations. The Service shall be used only by the partners, employees, agents and independent contractors of Introducing Broker who have been trained in its operation and use.

3.    RESTRICTIONS ON USE

      3.1 Introducing Broker shall not (and shall not assist or permit others to) copy, duplicate or otherwise reproduce (electronically or otherwise) the Service in whole or in part.

      3.2 Introducing Broker shall not (and shall not assist or permit others to) sell, license, sublicense, transfer or otherwise distribute or permit others to have access to or use the Service. Introducing Broker agrees to ensure that its partners, officers, directors, employees, agents and independent contractors are prohibited from taking any action otherwise prohibited to Introducing Broker hereunder and to promptly notify Cowen of the circumstances surrounding any such use or possession of the Service.

      3.3 Introducing Broker shall not provide access to the Service to any branches or affiliates located outside of the United States.

      3.4 Introducing Broker agrees to use the Reuters portion of the Service in accordance with the terms and conditions of that certain agreement executed between Reuters and Cowen as of March 15, 1993 (attached hereto as Exhibit B) and to be bound by the terms and conditions of said agreement.

      3.5 Any breach of this Section 3 shall be deemed a material breach of this Agreement and the Clearing Agreement.

4.    DISCLAIMER OF WARRANTY AND EXCLUSION OF CONSEQUENTIAL AND
      INCIDENTAL DAMAGES

      COWEN PROVIDES THE SERVICE TO INTRODUCING BROKER ON AN "AS IS" BASIS AND EXPRESSLY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL COWEN BE LIABLE TO INTRODUCING BROKER FOR ANY CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR OTHER ECONOMIC LOSS (WHETHER ARISING FROM BREACH OF CONTRACT OR
TORT), EVEN IF COWEN HAS BEEN APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING. COWEN DOES NOT WARRANT THAT THE DATA OR OTHER

INFORMATION PROVIDED TO INTRODUCING BROKER THROUGH THE SERVICE WILL BE EITHER UNINTERRUPTED OR ERROR-FREE. USE OF THE SERVICE WILL BE AT INTRODUCING BROKER'S SOLE RISK.

5.    MONTHLY CHARGES, TERM AND TERMINATION

      5.1 Cowen agrees to lease to Introducing Broker and Introducing Broker agrees to lease from Cowen the Hardware, as defined herein, exclusively for use with the Service. The Hardware shall be installed by Cowen or its authorized representatives at Introducing Broker's office(s) listed on Exhibit C hereto. Introducing Broker agrees to provide authorized Cowen employees and/or their authorized representatives with reasonable access to its premises for the purpose of installing and servicing the Hardware.

      5.2 The charges for the use of the Service and the Hardware are set forth in Exhibit A and made a part hereof. Said charges are based on the installation and use of not less than Twelve (12) terminals and /or workstations, and shall not be valid for any lesser number of terminals and/or workstations. In the event that Introducing Broker increases the number of terminals and/or workstations used pursuant to this Agreement, Cowen in its sole discretion may reduce the charges payable by Introducing Broker for the Service. Except as subject to adjustments described herein, said charges shall be effective for a period of five (5) years from February 7, 1994 unless changed by Cowen with the permission of Introducing Broker.

            To the extent that Introducing Broker chooses to use its own terminals or workstations, or terminals or workstations not supplied by Cowen, Cowen shall not be responsible or liable in the event that the Service is interrupted due to problems or mechanical failures involving, or resulting from use of, said terminals or workstations. Moreover, to the extent that the Service runs on Introducing Broker's own network or over facilities or equipment not supplied by Cowen, Cowen shall not be responsible or liable in the event that the Service is interrupted due to problems or mechanical failures involving, or resulting from use of, said network or facilities or equipment.

      5.3 The monthly charges for the use of the Service and the Hardware hereunder shall be deducted by Cowen from commissions due Introducing Broker at the end of each commission month. In connection therewith, Cowen shall provide Introducing Broker with an itemized statement of all charges and other fees for the use of the Services and the Hardware. In addition to the Service and Hardware charges, Introducing Broker shall pay all Exchange and news service charges, which will either be billed directly by the vendor(s) providing such services or deducted by Cowen from monthly commissions due to Introducing Broker as provided for herein, and shall be included on the itemized statement prepared by Cowen, Should the charges due hereunder exceed the monthly commissions due Introducing Broker, Introducing Broker shall pay Cowen the outstanding balance, within ten (10) days of receipt of the itemized statement. Should Introducing Broker fail to make such payment, Cowen shall have the right to deduct all outstanding charges from (i) commissions due Introducing Broker for any other month, or (ii) the good faith deposit it holds in connection with the parties' Clearing Agreement, or (iii) any other property of Introducing Broker in its possession, in each case without prior notice to Introducing Broker.

      5.4 The charges and fees referred to herein are for the delivery and use of the Service and the Hardware only and do not include taxes, database royalties, exchange fees, installation or deinstallation charges, transportation, cabling, facilities alteration, or other unusual or unexpected charges. Said costs, if any, shall be borne solely by Introducing Broker.

      5.5 Since Cowen has no direct control over communications or related costs incurred to provide the Service, Cowen shall have the right, effective the date of every rate increase or decrease levied against Cowen, to pass on such increases) or decreases) to Introducing Broker on a pro rata basis as a Communication Adjustment Factor on each monthly invoice. Additionally, Cowen reserves the right to increase communication area charges if they are being billed to Introducing Broker, effective the date of said increase.

      5.6 The Hardware shall remain at all times the property of Cowen, and Introducing Broker shall return the Hardware to Cowen at the conclusion of the term of this Agreement, at its own cost and in good working order, reasonable wear and tear only excepted. Introducing Broker shall pay to Cowen deinstallation and removal charges equal to $100.00 per terminal or workstation, and Introducing Broker agrees to allow reasonable access to its premises to Cowen and/or its representatives for the purpose of removing the Hardware.

      5.7 The term of this Agreement shall be the term of the Clearing Agreement, including all renewals thereof, provided, however, that in the event that the Clearing Agreement shall be terminated prior to the expiration of a five-year period from the date of this Agreement, and the Service is not sublicensed to Introducing Broker pursuant to a separate sublicense agreement for at least the remainder of such five-year period, Introducing Broker shall pay to Cowen, at or prior to the termination date of the Clearing Agreement (the "Termination Date"), (i) the aggregate charges which would have been payable pursuant to Section 5.2 hereof during the remainder of such five-year period from the date of this Agreement or, alternately and at Cowen's sole discretion, in accordance with the termination charges schedule set forth below, plus (ii) deinstallation and removal charges for the removal of the Hardware as set forth in Section 5.6 hereof. Payment of such charges shall be made as provided in
Section 5.3 hereof.


                  Termination Month                    One-Time
                                                      Termination
                                                        Charge

                  lst through 12th                    $  30,000.00
                       month
                  13th through 24th                   $  20,000.00
                       month
                  25th through 36th                   $  10,000.00
                       month
                  37th through 48th                   $  51000.00
                       month

      5.8 Notwithstanding paragraph 5.7 above, Cowen shall have the right to terminate this Agreement at any time, for any reason, upon 30 days' notice to Introducing Broker. In that event, all termination charges, as outlined in paragraph 5.7 above, shall be waived. All deinstallation and removal charges for the removal of the Hardware as set forth in Section 5.6 hereof will still be payable. Payment of such charges shall be made as provided in Section 5.3 hereof.

6.    INDEMNIFICATION

      Introducing Broker agrees to indemnify, defend and hold Cowen and its partners, officers, directors, employees, agents, and contractors harmless from and against any and all losses, damages, claims, demands, liabilities, obligations, costs and expenses of any nature (including reasonable attorneys' fees and expenses) arising out of or based upon this Agreement or Introducing Broker's (or any of its agents', or affiliates') use of the Service.


7.    REPRESENTATIONS AND WARRANTIES

      Each party represents and warrants that it has the authority to enter into this Agreement and that it is not bound by any agreement, obligation or restriction, and will not assume any obligation or restriction, which would interfere with its obligations hereunder.

8.    ASSIGNMENT

      This Agreement may not be assigned by Introducing Broker without the prior written consent of Cowen, which consent may be withheld by Cowen in its sole discretion.

9.    NO WAIVER; INVALIDITY

      The waiver by any party of any provision of this Agreement or the failure of any party to strictly enforce a provision hereof shall not constitute or be deemed to constitute a waiver of any other provision hereof and shall not constitute a continuing waiver unless expressly provided in writing. The invalidity or unenforceability of any provision hereof shall not effect the validity or enforceability of any other provision.

10.   SURVIVAL OF CERTAIN PROVISIONS

      The provisions of Sections 4, 5 and 6 shall survive the termination of this Agreement.

11.   NO AGENCY STATUS

      Neither the Introducing Broker nor any of its affiliates, agents, employees or representatives shall be deemed agents or legal representatives of Cowen. Nothing contained in this Agreement shall be interpreted as constituting either party as the joint venture partner of the other party or as conferring upon either party the power or authority to bind the other party in any transaction with third parties.

12.   FORCE MAJEURE

      Those obligations of the affected party which allegedly cannot be met due to force majeure, and only those obligations, shall be suspended during the continuance of the force majeure occurrence, and the inability to perform such obligations shall not be a breach of this Agreement; provided, however that the party availing itself of force majeure shall continue to exercise all due diligence to overcome the inability. As used herein, "force majeure" shall mean causes beyond the reasonable control of a party without its failure or negligence including, but not limited to, acts of God; accident; war; fire; lockout, strike or labor dispute; riot or civil commotion; act of public enemy; enactment, rule, order or act of civil or military authority; acts or omissions of the other party; judicial action; inability to secure adequate materials, labor, or facilities; defaults of subcontractors or suppliers; or the inability of carriers to make scheduled deliveries.

13.   ARBITRATION

      Any controversy arising out of this Agreement, or the interpretation or enforcement thereof, shall be submitted to arbitration as provided in the Clearing Agreement.

14.   ACCESS TO PREMISES

      Introducing Broker will allow authorized Cowen employees and/or their authorized representatives access to its premises at all reasonable times in order to install, inspect, maintain, repair, replace or remove all or part of the Service or applicable Hardware, if any.

15.   GENERAL PROVISIONS

      15.1 This Agreement constitutes the entire understanding between the parties concerning any or all of the subject matter hereof and supersedes any prior agreements or understandings, whether written or oral.

      15.2 This Agreement may not be amended except in a writing executed by both parties.

      15.3 This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the internal laws of the State of New York without regard to conflicts of laws principles thereof.

      15.4 Except as may be amended hereby, the terms of the Clearing Agreement (and any other amendment or addendum thereto) shall remain in full force and effect. In case of any inconsistency between this Amendment and the Clearing Agreement (or any other amendment or addendum thereto), the provisions of this Amendment shall control. All terms used herein shall have the meaning set forth in the Clearing Agreement except where the context clearly requires otherwise.

      15.5 The headings of the Sections in this Agreement are inserted for convenience of reference only and are not intended to form a part or affect the meaning of this Agreement.

16.   COUNTERPARTS

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      If the above accurately reflects our agreement, please so indicate by executing and returning this document to our attention.


Harris, Webb & Garrison, Inc.                   COWEN & COMPANY


By: _____________________________               By: Cowen Incorporated, General
      (Authorized Signatory)                        Partner

Name: _________________________

Title: ________________________
                                                 By: __________________________
                                                      Armand Keim
                                                      Managing Director

                        ADDENDUM TO CLEARING AGREEMENT


      WHEREAS, the undersigned are parties to a clearing agreement (the "Clearing Agreement") which provides for Cowen & Company ("Cowen") to provide clearing services with respect to accounts introduced to it by the undersigned Introducing Broker ("Introducing Broker"); and

      WHEREAS, introducing Broker may wish to act as a prime broker and/or an executing broker as such terms are defined in a certain letter from the Division of Market Regulation of the Securities and Exchange Commission dated January 25, 1994 (the "No-Action Letter") which established certain requirements for the maintenance of a prime brokerage arrangement; and

      WHEREAS, Cowen and Introducing Broker wish to establish their respective obligations and responsibilities in connection with such prime brokerage arrangements as required by the No- Action Letter;

      NOW, THEREFORE, in consideration of their mutual covenants the parties agree as follows:

            1. All terms used herein which are defined in the Clearing Agreement or the No-Action Letter shall have the meanings set forth therein.

            2. Introducing Broker agrees as follows:

                  (a) Introducing Broker shall notify Cowen in writing of each account as to which it intends to act as a prime broker or an executing broker in a prime brokerage arrangement (individually, an "Account", and together, the "Accounts"). The beneficial owner of an Account shall be referred to herein as the "Customer", Introducing Broker agrees that no transactions may be executed for an Account unless Cowen has entered into the required agreements with the Customer and the prime or executing broker for the Customer as appropriate.

                  (b) Introducing Broker has sale responsibility to "know its customers" and to properly supervise its own employees and the Accounts. introducing Broker shall obtain necessary documents with respect to the Accounts and shall conduct its own credit checks.

                  (c) If Introducing Broker acts as an executing broker, prior to affecting a short sale for any Account, Introducing Broker shall confirm with Cowen that securities are available for borrowing, or shall advise Cowen of any arrangements made for such borrowing by or on behalf of the Customer, and shall otherwise comply with all applicable requirements for effecting short sales.

                  (d) If Introducing Broker acts as an executing broker, in the event of any execution error or discrepancy between a trade as executed and as recorded in the Customer's account with the prime broker, introducing Broker shall be responsible for correcting or resolving such error or discrepancy by such time on the next business day after trade date as Cowen shall reasonably require, Introducing Broker shall indemnify and hold Cowen harmless from and against any and all loss, liability, damage, claim or expense (including legal fees and expenses) arising out of or relating to any such error or discrepancy unless such error was caused by the negligent, reckless, or fraudulent actions of Cowen.

                  (e) Except as may be inconsistent with the prime brokerage arrangements, each Account shall be treated in all respects as an Introduced Account under the clearing Agreement.

                  (f) If Introducing Broker acts as a prime broker, Introducing Broker shall indemnify and hold Cowen harmless from and against any and all loss, liability, damage, claim or expense (including legal fees and expenses) arising out of or relating to the performance by Cowen of Introducing Broker's responsibilities as prime broker unless such loss, liability, damage, claim or expense was caused by the negligent, reckless or fraudulent actions of Cowen.

                  (g) In all other respects Introducing Broker agrees to act in accordance with the requirements of the No-Action Letter.

            3. Cowen agrees as follows:

                  (a) If Introducing Broker acts as an executing broker, Cowen will report all necessary trade information to the prime broker for an Account pursuant to your instructions by the morning of the next business day after trade date or by such later time and day as shall be permitted by any agreement between Cowen and the prime broker for an Account.

                  (b) If Introducing Broker acts as an executing broker, Cowen will issue confirmations of all transactions directly to the Customer or the investment adviser for the Customer, as appropriate, unless it receives written instructions from the Customer or adviser requesting that confirmations be sent to the Customer in care of the prime broker. In the event a transaction is disaffirmed or "DK'd" by the prime broker, Cowen will promptly send a confirmation of the transaction directly to the Customer or adviser, as appropriate.

                  (c) If Introducing Broker acts as a prime broker, Cowen will perform such obligations and responsibilities of the prime broker as are necessary or appropriate in its capacity as clearing firm for Introducing Broker.

                  (d) In all other respects Cowen agrees to act in accordance with the requirements of the No-Action Letter.

            4. Introducing Broker agrees to obtain the execution by its Customers, or the advisers therefor, of all agreements regarding the prime brokerage arrangements as are required by the No-Action Letter, Introducing Broker acknowledges and agrees that Cowen and Introducing Broker are not permitted to participate in any prime brokerage arrangement, either as prime broker or executing broker, unless and until all required agreements have been executed.

            5. Except as amended or modified herein, all terms and provisions of the Clearing Agreement shall remain in full force and effect. To the extent that any provision hereof is inconsistent with any provision of the Clearing Agreement, the provisions hereof shall control.

      The parties have executed this Addendum as of the 3rd day of October, 1994.


COWEN & COMPANY
                                          ___________________________________

By:   Cowen Incorporated
      General Partner


By:  _____________________________        By:_________________________________
      Richard C. Webb                              Title: